Scott L. Lampert
Terms of Employment
with
Concord Camera Corp.

1)	Position

Intellectual Property and Business Development Counsel

2)	Employer

Concord Camera Corp., a New Jersey corporation (the “Company” or “Concord”)

3)	Term

The term hereof shall commence effective as of August 1, 2001 (the “Effective Date”) and shall continue thereafter, year-to-year, until terminated in accordance with Section 12 below. The employment may be terminated in accordance with Section 12 at any time during the term.

4)	Reports To

The Chairman and Chief Executive Officer, or such other person or persons as the Chairman and Chief Executive Officer may from time to time designate.

5)	Compensation

Salary: $148,400 per annum payable in accordance with the Company’s normal payroll policies for employees. The aforesaid salary amount is to be reviewed on an annual basis.

Car Allowance: $500 per month.

6)	Expense Reimbursement

The Company will reimburse the employee for all reasonable documented expenses necessarily incurred in the performance of the employee’s duties.

7)	Employee Loan

The Company will provide the employee with a loan in the amount of $25,000 on the terms and conditions set forth in the promissory note attached as Exhibit C (the "Note"); provided that employee has executed and delivered the Note to the Company. If the employee terminates his employment with the Company or the Company terminates the employee for cause (as defined below), then: (a) the entire unpaid principal balance of the Note will become due and payable, without notice or demand, on or before the 30th day after the effective date of said termination and, beginning on said 30th day, interest shall accrue thereon from that day forward at the rate of fifteen percent (15%) per annum until the Note is repaid in full; and (b) the Company will automatically be authorized, in its sole dis-cretion at any time after notice of termination has been given, to apply any monies owed or payable by the Company to the employee (whether pursuant to this Agreement or otherwise) toward repayment of the Note.

Scott L. Lampert
Terms of Employment

If the Company terminates the employee's employment without cause (as defined below), it will forgive the payment of any and all installments under the Note due after the effective date of the employee's termination.

8)	Vacation

Three (3) weeks vacation per year. Employee shall provide the Company a minimum of 30 days’ prior written notice of a request for vacation days. All vacation days are subject to the Company’s approval. The employee shall be entitled to the Company’s regularly scheduled holidays.

9)	Bonus

The employee shall be eligible for a discretionary bonus which is dependent upon the performance of the employee and the performance of the Company. The Company is not obligated to pay any specific bonus amount. The initial review for bonus shall occur on or about June 30, 2002. Subsequent bonus reviews shall take place every 12 months thereafter. To be eligible for a discretionary bonus, the employee must be employed by the Company at the time the bonus is paid.

10)	Options

Subject to approval by the Compensation and Stock Option Committee of the Board of Directors of Concord, the employee will be granted an option to purchase up to 3,000 shares of the common stock of Concord with vesting as to all 3,000 shares on May 10, 2003.

The exercise price per share of the option shall be the record share price as of the close of business on the date of grant. The option shall be: (1) subject to the terms and conditions of Concord's standard option agreement; and (2) conditioned upon the employee’s execution and delivery of said agreement, as of the grant date. The grant of the aforesaid option does not establish any right of continued employment.

Scott L. Lampert
Terms of Employment

11)	Benefits

The employee shall be eligible to receive the following benefits, as same are made generally available to Company employees who participate in these plans, with contributions, as applicable, to be made by the employee and/or the Company consistent with the applicable plan(s):

•	Life insurance at a rate of two (2) times base salary, up to the maximum established in the plan
•	Medical and Dental insurance
•	Disability Insurance
•	401K Plan

To the extent that the Company in its sole discretion modifies or terminates any of the foregoing plans or benefits, the employee shall be subject to said changes.

12)	Termination

The Company may terminate the employee for cause at any time without notice. “Cause” shall mean: (i) continued failure to obey reasonable instructions of the person(s) to whom the employee reports; (ii) continued neglect of duties and responsibilities; (iii) willful misconduct; (iv) fraud or dishonesty; (v) any action in bad faith which is to the detriment of the Company and/or any of its subsidiaries or affiliates; (vi) failure to comply with any of the provisions set forth in Exhibit A; or (vii) failure to comply with the Code of Conduct annexed as Exhibit B.

Either party may terminate at any time for any reason or for no reason upon giving the other party 30 days’ written notice. If the Company terminates the employee for any reason other than cause, or for no reason, and such termination is made effective immediately or at any other time before the expiration of the foregoing 30-day notice period, then the Company shall pay the employee’s base salary, in lieu of notice, for the remainder of such notice period (the "Notice Payments").

In addition, if the Company terminates the employee for any reason other than cause or for no reason, then the employee will receive severance payments (the “Severance Payments”) that, when combined with any Notice Payments, are equal to two (2) months’ base salary. The combined total of all Severance Payments and any Notice Payments shall not exceed two (2) months’ base salary. By way of example: (i) if the employee receives fifteen (15) days' notice and Notice Payments equal to one-half of a month's base salary, then his Severance Payments will equal one and one-half (1 1/2) months’ base salary; and (ii) if the employee instead receives 30 days’ notice (such that there are no Notice Payments), then his Severance Payments will equal two (2) months’ base salary.

Scott L. Lampert
Terms of Employment

Any and all Notice Payments and/or Severance Payments will be paid in installments (net of required withholding) in accordance with the Company’s normal payroll schedule. The Company’s obligation to make any Notice Payments and/or any Severance Payments is conditioned upon the employee’s prior and continued compliance with all provisions of this Agreement including, but not limited to, those set forth in Exhibit A.

In the event that the employee’s employment terminates for any reason at all, voluntarily or involuntary, benefits provided to the employee will terminate as of the last day of employment unless otherwise specified in any employee benefit plan or unless otherwise specified as a matter of law.

13)	Confidentiality and Intellectual Property; Non-Compete; Code of Conduct

Annexed hereto as Exhibits A and B, respectively, are provisions applicable to the employee which are incorporated herein by reference and are part of this Agreement. As consideration for the covenants of employee set forth in Exhibit A, the Company hereby employs or continues to employ employee and employee hereby accepts employment or continued employment upon the terms and conditions contained herein. The employee acknowledges and agrees that the provisions set forth in Exhibits A and B do not affect the Company’s ability to terminate the employee at any time with or without cause. If a provision set forth in this Term Sheet conflicts with a provision set forth in one or both of the exhibits, then the provisions of this Term Sheet shall govern. The obligations set forth in Exhibits A and B shall survive any termination of the employee’s employment and/or any termination or expiration of this Agreement.

In the event the employee fails to comply with any of the terms or conditions of Exhibit A or B (as same may be modified in this Term Sheet), all stock options granted by Concord, pursuant to this Agreement or otherwise, are thereby forfeited regardless of whether such options have vested.

14)	Representation by Employee

Employee acknowledges and represents that he is not subject to any agreement or understanding, oral or written, direct or indirect, which would in any way prohibit, interfere with, restrict or limit: (a) the employee’s employment by the Company (or any of its subsidiaries or affiliates); or (b) any activities contemplated as part of the employee’s employment hereunder. The foregoing would include, but not be limited to, any agreement or covenant relating to non-competition, non-solicitation, confidentiality and/or non-interference. If the employee has ever signed or been subject to one or more agreements of the nature described above, the employee promptly disclosed them to the Company and provided the Company with complete copies of them.

Scott L. Lampert
Terms of Employment

15)	Acknowledgment of Representation by Counsel

Employee acknowledges that he has been represented by independent counsel or has knowingly waived his right to be represented by independent counsel with respect to this Agreement and the subject matter hereof.

16)	Indemnification

The employee agrees to indemnify the Company and its subsidiaries and affiliates against any damages, claims, expenses or costs, including attorneys fees, incurred by any of them relating directly or indirectly to any act or omission of the employee outside of the scope of the employee’s duties and responsibilities as an employee of the Company. The Company agrees to indemnify the employee against any damages, claims, expenses or costs, including attorneys fees, incurred by the employee relating directly or indirectly to any act or omission of the employee within the scope of performing the employee’s duties and responsibilities as an employee of the Company.

17)	Entire Agreement

This Agreement (which includes all schedules and exhibits to same) contains the entire understanding and agreement among and between the parties and supersedes any prior understandings or agreements, oral or written, between them relating to the subject matter hereof. Notwithstanding the foregoing, unless this Agreement specifically provides otherwise, it does not supercede any prior option agreements entered into between Concord and the employee. Any amendments to this Agreement must be in writing, signed by the parties affected by the amendment.

18)	Severability

If any provision of this Agreement is held breached, illegal, invalid or unenforceable, such provision shall be deemed severed and the remainder of this Agreement will remain binding on the parties as though the breached, illegal, invalid or unenforceable provision had not been included.

19)	Attorneys’ Fees

If any action at law or in equity is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, whether at pretrial, trial or appellate levels, which may be set by the court in the same action or in a separate action for that purpose, including reasonable costs and fees awarded in such action, in addition to any other relief to which the party may be entitled.

Scott L. Lampert
Terms of Employment

20)	Governing Law

This Agreement and the employment of the employee shall be governed by the laws of the State of Florida. Any litigation related to or arising out of this Agreement shall be brought in the state or federal courts of the State of Florida, or in the event the Company moves its principal place of business from the State of Florida, in the state or federal courts of the state of such other principal place of business. The parties agree that service of process may be effected by certified or registered mail, return receipt requested, or by regular mail if certified or registered mail is refused. The parties hereto agree to waive, and do hereby waive, trial by jury. The employee agrees and acknowledges that in the event of his or her violation of any term or condition of this Agreement that the Company will have no adequate remedy at law and shall, therefore, be entitled to enforce any provision hereof by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security and without prejudice to any other remedies that may be available to the Company at law or in equity.

Accepted and Agreed:	Accepted and Agreed:

EMPLOYEE	CONCORD CAMERA CORP.

/s/ Scott L. Lampert	By: /s/ Brian F. King
Scott L. Lampert	Brian F. King, Senior Vice President

Date: 8/10/01	Date: 8/10/01

Rev. 02/05/01

Exhibit A

CONFIDENTIALITY/INTELLECTUAL PROPERTY RESTRICTIONS
AND NON-COMPETE

Incorporated by reference to the Company’s annual report on Form 10-K for the fiscal year ended June 28, 2003 which Confidentiality/Intellectual Property Restrictions and Non-Compete, dated February 12, 2001, was filed as part of Exhibit 10.41.

Rev. February 12, 2001

Exhibit B

CONCORD CAMERA CORP.

CODE OF CONDUCT

Incorporated by reference to the Company’s annual report on Form 10-K for the fiscal year ended June 29, 2002 which Code of Conduct, dated August 10, 2000, was filed as part of Exhibit 10.30.

Revised 08/10/00

Exhibit C

PROMISSORY NOTE

U.S. $25,000.00	August __, 2001

The undersigned, Scott L. Lampert, an individual (hereinafter the "Borrower"), unconditionally promises to pay to the order of CONCORD CAMERA CORP., a New Jersey corporation (hereinafter "Concord"), at its offices at 4000 Hollywood Boulevard, Suite 650N, Hollywood, Florida, 33021, or at such other place as Concord may from time to time designate, the principal sum of TWENTY-FIVE THOUSAND UNITED STATES DOLLARS (U.S.$25,000.00), or so much thereof as may be outstanding from time to time.

The principal shall be payable in lawful money of the United States of America, by direct deduction from Borrower’s twice monthly payroll check by Concord, in the amount of Two Hundred Fifty Dollars ($250.00) per pay period. Deductions shall continue to be taken by Concord for a period of fifty (50) months or until the entire principal amount is paid.

If at any time after the date of this Note: (i) Borrower sells any shares of Concord common stock that were acquired by Borrower upon one or more exercises of stock option(s) granted by Concord; and/or (ii) Concord decides (in its sole discretion) to pay a bonus to the Borrower, then fifty percent (50%) of all such gross sale proceeds and/or bonuses shall be deducted by and/or paid to Concord and applied toward repayment of the unpaid balance of this Note. All such amounts and payments shall be applied first to interest then due, if any, and the balance to the last payments of principal due hereunder. The remaining unpaid principal shall be due and payable in full on September 30, 2005, if not already paid. After September 30, 2005, or upon any default, this Note shall bear interest at the rate of fifteen percent (15%) per annum. This Note may be prepaid at any time, in whole or in part, without penalty or premium.

The Borrower agrees to pay all amounts due hereunder free and clear of and without deduction for any present or future tax, levy, deduction, charge or withholding, or any liability with respect thereto.

Upon the happening of any of the following events, each of which shall constitute a default hereunder, the entire unpaid principal balance and all interest payable under this Note shall immediately become and be due and payable without notice, demand, presentment or protest of any kind:

(a) Borrower fails to pay when due any principal or interest of this Note or to perform or pay, when due, any other obligation or liability to Concord;

(b) A receiver, liquidator or trustee of the Borrower is appointed or Borrower is adjudicated as a bankrupt or insolvent, the bankruptcy, reorganization, arrangement or other relief is sought by or against the Borrower, and if such appointment, adjudication, seeking or proceeding was involuntary and not consented to by the Borrower, upon same not being discharged, stayed or dismissed within thirty (30) days;

(c) Any writ of attachment or writ of garnishment is issued or any lien is filed against the property of the Borrower or any substantial part of the property of the Borrower is taken into possession at the instance of any governmental authority;

(d) Any event of default occurs under any other agreement now or hereafter in effect between Borrower and Concord; or

(e) A material judgment is entered against the Borrower.

If Borrower's employment with Concord is terminated: (i) by Concord for "cause," as defined in the most recent Terms of Employment between Borrower and Concord; or (ii) by Borrower, then the entire unpaid principal balance and all interest payable under this Note shall automatically become and be due and payable on or before the 30th day after the effective date of said termination, without notice, demand, presentment or protest of any kind. Borrower's failure to repay the aforesaid amounts in full on or before the 30th day after the effective date of said termination shall constitute a default hereunder.

If Concord terminates the Borrower's employment without "cause" (as defined in the most recent Terms of Employment between the Borrower and Concord), it will forgive the payment of any and all installments under this Note due after the effective date of such termination.

The Borrower and all others who are or at some future date may become liable for the payments required hereunder, if any, authorize Concord, in its sole dis-cretion at any time after an event of default hereun-der, to, in such order as Concord may elect, apply to the payment of obligations due and owing hereunder, any and all monies of any of the above noted parties, now or hereafter in the possession of Concord. Additions to, release-s, reductions or exchanges of or substitutions for the foregoing, payments on account of this Note or increases or extensions of the same, or other loans made by Concord, may from time to time be made without affecting the provisions of this Note or the liabilities of any party hereto.

Concord shall have all of the rights and remedies of a creditor under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default hereunder, Concord may, at its option, and without notice or demand: (i) declare the entire unpaid principal and accrued interest ac-celerated and due and payable at once; and (ii) set-off against this Note all monies owed by Concord in any capacity to Borrower, whether or not due, and Concord shall be deemed to have exercised such right of set-off, and to have made a charge against any such money immediately upon the occurrence of such default, although made or entered on the books subsequent thereto. Borrower shall be and shall remain liable for any deficiency.

The provisions of this Note shall be construed according to the laws of the State of Florida. No delay or omission on the part of Concord in exercising any right hereunder shall operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Borrower. Borrower shall pay all costs of collection and attorneys' fees, which shall include reasonable attorneys' fees of any suit, out of court, in trial, on appeal, or preliminary to any of the foregoing, incurred or paid by Concord in enforcing this Note or preserving any right or interest of Concord hereunder. Any notice to Borrower shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address of Borrower as provided to Concord.

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Concord is hereby authorized by Borrower without notice, to date this Note as of the day when the disbursement of the loan evidenced hereby is made. Concord's rights hereunder and under any other agreement or writing, or under applicable law, shall be cumulative. If any provision of this Note shall be invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Note may not be assigned nor assumed without Concord's prior written consent, which consent may be granted by Concord or denied by Concord, in Concord's sole and absolute discretion.

The parties agree that Broward County, Florida is the proper venue for any and all legal proceedings arising out of this Note. BORROWER AND CONCORD HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BORROWER OR CONCORD AGAINST THE OTHER, AND BASED UPON, ARISING OUT OF OR CONNECTED WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION WITH THIS NOTE OR LOAN.

IN WITNESS WHEREOF, this Promissory Note has been executed on the day and year first written above.

____________________________________ Scott L. Lampert
Executed in the presence of:

__________________________
(Signature of Witness)

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